                                   EXHIBIT 8

        OPINION OF WATKINS LUDLAM & STENNIS, P.A. REGARDING TAX MATTERS


                   FORM OF TAX OPINION TO BE GIVEN AT CLOSING

       The tax opinion will contain the following individual opinions (or opinions substantially similar thereto):


       1. Provided the proposed Merger of Deposit Guaranty National Bank with and into Deposit Guaranty Interim National Bank qualifies as a statutory merger under applicable federal law, the acquisition by Deposit Guaranty Interim National Bank of substantially all of the assets of Deposit Guaranty National Bank in exchange for shares of Deposit Guaranty Corp. Common Stock and the assumption of liabilities of Deposit Guaranty National Bank will constitute a reorganization within the meaning of Code section 368(a)(1)(A) and section 368(a)(2)(D).

              For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Deposit Guaranty National Bank held immediately prior to the Merger. Deposit Guaranty Corp., Deposit Guaranty Interim National Bank and Deposit Guaranty National Bank will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

       2. No gain or loss will be recognized by Deposit Guaranty National Bank upon the transfer of substantially all of its assets to Deposit Guaranty Interim National Bank solely in exchange for Deposit Guaranty Corp. Common Stock and the assumption by Deposit Guaranty Interim National Bank of the liabilities of Deposit Guaranty National Bank (Code sections 361(a) and 357(a)).

       3. No gain or loss will be recognized by either Deposit Guaranty Corp. or Deposit Guaranty Interim National Bank upon the receipt by Deposit Guaranty Interim National Bank of substantially all of the assets of Deposit Guaranty National Bank solely in exchange for Deposit Guaranty Corp. Common Stock and the assumption by Deposit Guaranty Interim National Bank of the liabilities of Deposit Guaranty National Bank and the liabilities to which the transferred assets are subject (Rev. Rule 57-278, 1957-1 C.B.
              124).

       4. The basis of the assets of Deposit Guaranty National Bank in the hands of Deposit Guaranty Interim National Bank will be, in each instance, the same as the basis of those assets in the hands of Deposit Guaranty National Bank immediately prior to the Merger (Code section 362(b)).

       5. The holding period of Deposit Guaranty National Bank's assets in the hands of Deposit Guaranty Interim National Bank will in, each instance, include the period during which such assets were held by Deposit Guaranty National Bank (Code section 1223(2)).

       6. No gain or loss will be recognized by the shareholders of Deposit Guaranty National Bank upon their receipt of Deposit Guaranty Corp. Common Stock (including fractional share interests to which they may be entitled) solely in exchange for their Deposit Guaranty National Bank Common Stock (Code section 354(a)(1)).

       7. The basis of the Deposit Guaranty Corp. Common Stock to be received by the Deposit Guaranty National Bank shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Deposit Guaranty National Bank Common Stock surrendered in exchange therefor (Code section 358).

       8. The holding period of the Deposit Guaranty Corp. Common Stock to be received by the Deposit Guaranty National Bank shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Deposit Guaranty National Bank Common Stock surrendered in exchange therefor was held, provided that the Deposit Guaranty National Bank Common Stock is held as a capital asset in the hands of the Deposit Guaranty National Bank shareholder on the date of the exchange (Code section 1223(1)).

       9. The payment of cash to Deposit Guaranty National Bank shareholders in lieu of fractional shares of Deposit Guaranty Corp. Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Deposit Guaranty Corp. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code.

       10. Where a dissenting Deposit Guaranty National Bank shareholder receives solely cash in exchange for his or her Deposit Guaranty National Bank Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of section 302.